FORM 3

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                 Washington D.C.
                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17 (a) of the Public Utility Holding Company Act of 1935 or Section 30 (f) of the Investment Company Act of 1940

1.       Name and Address of Reporting Person
         Kenneth A. Heinz

2.       Date of Event Requiring Statement (Month/Day/Year)
         November 13, 2001

3.       IRS or Social Security Number of Reporting Person (Voluntary)


4.       Issuer Name and Ticker or Trading Symbol
         Ferrellgas Partners, L.P. (FGP)

5.       Relationship of Reporting Person to Issuer (Check all applicable)
                   Director
        --------
            X      Officer (Give title below)
         -------
                   10% Owner
         -------
                   Other (specify below)
         -------
         Vice President of Corporate Development
         ---------------------------------------

6.       If Amendment Date of Original (Month/Year)


7.       Individual or Joint/Group Filing (Check Applicable)
            X    Form filed by One Reporting Person
         -------
                  Form Filed by More than One Reporting Person
         --------

TABLE I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.       Title of Security (Instr. 3)
         Common Unit

2.       Amount of Securities Beneficially Owned (Instr. 4)
         300

3.       Ownership Form: Direct (D) or Indirect (I) (Instr. 5)
         I

4.       Nature of Indirect Beneficial Ownership (Instr. 5)
         Held by minor children


Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1.       Title of Derivative Security (Instr. 3)
         Common Unit Option (right to buy)

2.       Date Exercisable and Expiration Date (Month/Day/Year)
         Date Exercisable  (1) (2)
         Expiration Date   (3) (4)

3.       Title and Amount of Underlying Securities (Instr. 3 and 4)
         Common Units                 Title
         80,000                       Amount or Number of Shares

4. Conversion or Exercise Price of Derivative Security (Instr. 5) 4,000 Common Unit Options at $20.36
         76,000 Common Unit Options at $17.90

5.       Ownership Form of Derivative Security: Direct(D)or Indirect(I)(Instr.4)
         D

6.       Nature of Indirect Beneficial Ownership (Instr.4)



Explanation of Responses:

(1)      2,400 Common Unit Options are exercisable currently
         1,600 Common Unit Options will be exercisable at 1/31/02

(2) 15,200 Common Unit Options are exercisable on 4/19/02 15,200 Common Unit Options are exercisable on 4/19/03 15,200 Common Unit Options are exercisable on 4/19/04 15,200 Common Unit Options are exercisable on 4/19/05 15,200 Common Unit Options are exercisable on 4/19/06

(3)      4,000 Common Unit Options expire on 1/31/07

(4)      76,000 Common Unit Options expire on 4/19/11



/s/ Kenneth A. Heinz                                     11/21/01
-------------------------------                         ----------
Signature of Reporting Person                            Date


**Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.